Exhibit 99.2

Video Business Magazine

BIG BLUE BIDS FOR HOSTILE TAKEOVER

To force negotiations with Hollywood Entertainment

By Jennifer Netherby

12/28/2004

DEC. 28 | In a bid to force Hollywood Entertainment to negotiate, Blockbuster said Tuesday it would initiate in mid-January a $1 billion hostile takeover of its rental rival if that company’s board refuses to cooperate.

Blockbuster said it would offer Hollywood shareholders $11.50 per share in cash and would consider a higher price if Hollywood’s board of directors cooperates and opens its books allowing Blockbuster to do due diligence. Blockbuster also would assume $300 million in Hollywood debt under the proposal.

The offer is the same one it made for the chain in November.

“We have a price that we can get to on our own,” Blockbuster general counsel Ed Stead said. “If they think the company is worth more, they need to engage in some dialog with us and cooperate.”

Hollywood’s shares were trading up slightly at $13.15 in midday activity on the Blockbuster announcement. Blockbuster’s stock edged down 1% to trade at $9.30.

Blockbuster is betting that Hollywood shareholders wanting a higher price will pressure the company’s board to cooperate.

“It’s really up to their board to decide whether they want to cooperate or not and I would hope that they come to the right conclusion,” Stead said.

The threat of a hostile takeover by Blockbuster was somewhat expected.

Earlier this month, Blockbuster said Hollywood had informed the company it would open its books only if Blockbuster agreed to not launch a hostile takeover for three years. Tellingly, as it turns out, Blockbuster refused.

“This is a game of chicken,” observed analyst Dennis McAlpine of the market research firm McAlpine and Associates. “Each one is waiting to see who will turn first.”

Blockbuster’s bid tops an agreement between Hollywood and a partnership of Los Angeles investment firm Leonard Green Partners and Hollywood CEO Mark Wattles to buy the rental chain for $10.25 a share. The partnership initially had offered to buy the company for $14 a share but dropped the bid citing “changes in industry and market conditions” and after reviewing Hollywood’s books.

“That’s gotta make you wonder what’s in there,” McAlpine said.

Hollywood did not return calls for comment and was quiet following Blockbuster’s announcement.

Blockbuster has said that the acquisition of Hollywood would allow it to better serve customers. By acquiring Hollywood, the chain could use Hollywood stores as additional points of distribution for an integrated online and in-store rental service, Stead said.

Blockbuster has already begun talks with the Federal Trade Commission and believes it can win regulatory approval because it views its competitors not as other rental chains but as mass merchants and digital cable, Stead said.

“Blockbuster believes that this proposed acquisition is pro-competitive,” Blockbuster chairman and CEO John Antioco said in a statement. “In recent years, the home entertainment landscape has broadened considerably. Blockbuster today faces strong competitive challenges from the aggressive sale of DVDs by mass merchants and online retailers, as well as increasing penetration by premium cable and satellite services.

“Additionally, we believe the strength of competition from these and other emerging sources, such as video-on-demand and computer downloading, is likely to increase significantly in the future.”

Movie Gallery, which made an offer for Hollywood for an undisclosed price, has talked up its ability to easily win regulatory approval in its bid.